Exhibit 10.10

(Amendment to employment offer dated January 18, 2008)

January 22, 2008

Dr. Robert Corringham

12976 Caminito Bautizo

San Diego, CA 92130

Dear Robert:

I am very pleased to make you a formal offer to join Ambit Biosciences Corporation (the “Company”). This letter sets forth the principal terms of an offer for you to join the Company.

Position:	Sr. Vice President, Clinical Development

Start Date:	The start date, to be agreed upon by you, will be March 1, 2008 or March 8, 2008

Reporting Relationship:	You will report to Wendell Wierenga, PhD. EVP, Research & Development

Responsibilities:	Responsible for the full scope of clinical functions, including Phase I-IV trial design and execution, clinical research (including human PK/PD) and data analysis and management.

You will serve as member of the Sr. Management and Research & Development committee.

Work closely with the Research & Development and Regulatory teams, ensuring effective trial strategy, design and execution and regulatory submission.

Provide leadership to the entire organization, moving compounds into, and through, the clinical development process.

Participate in the business development process, assessing and integrating clinical candidate molecules and leading the clinical component of Ambit’s product lifecycle management.

Manage and develop a first-rate clinical development team, consisting of development operations, statistics data management and PK; the department is expected to grow in the coming years.

Location:	You will be based in San Diego, California.

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego CA, 92121

tel 858-334-2100 fax 858-334-2198

www.ambitbio.com

Dr. Robert Corringham

January 22, 2008

Compensation:	You will be a regular full-time, exempt employee and receive a gross monthly salary of $25,833.34 (annual equivalent is $310,000), which will be paid semi-monthly in arrears in accordance with the Company’s normal payroll procedures.

Sign on Bonus:	You will receive a sign on bonus in the amount of $25,000 minus applicable taxes, after you start your employment with the Company. Should you decide to terminate your relationship with Ambit Biosciences Corporation prior to completing one year of employment, you will be required to reimburse Ambit Biosciences Corporation for the full amount of the sign on bonus.

Relocation Allowance:	You will be eligible for relocation reimbursement up to $20,000 (grossed up to account for taxes, if applicable), for reasonable expenses. Eligible expenses include the following:

Costs associated with the sale of your home in Pennsylvania, including realtor commissions, fees and closing costs.

Movement of household items for your home in Pennsylvania to San Diego.

Transportation for up to two (2) cars or transportation for one car plus mileage reimbursement for the other car.

All expenses must be documented. In the event you voluntarily leave the Company within twelve (12) months of employment, your relocation allowance amount will be immediately due and payable to the Company.

Bonus:	You will be eligible to receive an annual incentive bonus, initially targeted up to 30% of your annual base salary. This is conditional on meeting corporate and individual goals. Bonus payout is pro-rated based on date of hire.

Equity:	Following commencement of your full-time employment we will recommend to the Compensation Committee of the Board of Directors of the Company that you be granted an option to purchase 100,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. These shares will vest according to the following schedule: 25% shall vest on the first anniversary of your start date and the remainder shall vest at a rate of one forty-eighth (1/48) each month thereafter until fully vested on the fourth anniversary of your start date. Depending on performance milestones or Company policies and subject to CEO and Board approval, you may be eligible to receive additional stock options.

Severance:	In the event of termination of your employment by the Company without cause (as defined below) the Company shall provide you two weeks notice and continue to pay you as severance payment your salary (as in effect at such time) and continue your then existing employee benefits for a period of two weeks for every full year of employment following the date of such termination (the “Severance Period”). The provision of these severance benefits is conditioned upon your execution of a general release of claims in favor of the company, in a form to be provided at the time of your termination. You agree that in the event of a termination

Dr. Robert Corringham

January 22, 2008

other than the circumstances described above, you will not be entitled to other compensation or benefits. This severance excludes any Change of Control provisions.

For Severance purposes Cause means, the occurrence of any of the following: (i) such Employee’s conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on the Company; (ii) such Employee’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or a parent or subsidiary; (iii) conduct by such Employee which, based upon a good faith and reasonable factual investigation by the Company demonstrates such Employee’s gross unfitness to serve; (iv) such Employee’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company and/or a parent or subsidiary; (v) such Employee’s breach of any material term of any material contract between such Employee and the Company and/or a parent or subsidiary; and (vi) such Employee’s repeated violation of any material Company policy.

Benefits:	The beginning of the month following your start as a full-time employee you and your eligible dependents will be able to enroll in the following insurance plans: medical, dental, vision, life, AD&D, and disability. You will also be eligible for our 401 (k) and flexible benefit plans.

You will accrue paid personal leave (PPL) according to company guidelines. In your first year as a full-time employee you will accrue 17 days of PPL. The Company has also established 12 paid holidays per calendar year.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee handbook. You will also be expected to sign and comply with an Employee Proprietary Information and Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and nondisclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Emily Derr, Human Resources Manager. A duplicate original is enclosed for your records.

This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written

Dr. Robert Corringham

January 22, 2008

agreement, signed by an officer of the Company and by you. If a response is not received by Tuesday, January 29, 2008 this offer will be considered null and void.

We look forward to working with you at Ambit Biosciences Corporation. We hope that you will decide to join us in building this world-class company.

Sincerely,

Ambit Biosciences Corporation

/s/ Wendell Wierenga

Wendell Wierenga, Ph.D.
EVP, Research & Development

ACCEPTED AND AGREED TO this
29 Day of January, 2008

/s/ Robert Corringham
Dr. Robert Corringham

Enclosures
Duplicate Original Letter